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                                                                   EXHIBIT 10.8



                         CREDIT AUTHORIZATION AGREEMENT

NBD BANK (the "Bank"), whose address is 611 Woodward Avenue, Detroit, Michigan 48226-3947, has approved the credit facilities listed below (collectively, the "Credit Facilities," and individually, as designated below) to Michigan Community Bancorp Limited (the "Borrower"), whose address is 12900 Hall Road, Sterling Heights, MI 48313, subject to the terms and conditions set forth in this agreement.

1.0      Credit Facilities

         1.1 UNCOMMITTED CREDIT AUTHORIZATIONS. The Bank has approved the uncommitted credit authorizations listed below (collectively, the "Credit Authorizations," and individually, as designated below) subject to the terms and conditions of this agreement and the Bank's continuing satisfaction with the Borrower's financial status. Disbursements under the Credit Authorizations are solely at the Bank's discretion. Any disbursement on one or more occasions shall not commit the Bank to make any subsequent disbursement.

         A. FACILITY A. The Bank has approved an uncommitted Credit Authorization to the Borrower in the principal sum not to exceed $500,000.00 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be in the form of disbursements evidenced by credits to the Borrower's account and shall be repayable as set forth in a Master Demand Note executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in the Section 1 as the "Notes"). The proceeds of Facility A shall be used for the following purpose: Prepay lease on branch and working capital. Facility A shall expire on August 31, 1998 unless earlier withdrawn.

2.0      CONDITIONS PRECEDENT.

         2.1 CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. Before the first extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, the funding of a Lease or otherwise, the Borrower shall deliver to the Bank, in form and substance to satisfactory to the Bank:

                  A. LOAN DOCUMENTS. The Notes, and if applicable, the Leases, the letter of credit applications, the security agreement, financing statements, mortgage guaranties, subordination agreements and any other loan documents which the Bank may reasonably required to give effect to he transactions described by this agreement;

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                  B.       EVIDENCE OF DUE ORGANIZATION AND GOOD STANDING.
                           Evidence satisfactory to the Bank of the due organization and good standing of the Borrower and every other business entity that is a part to his agreement or any other loan document required by this agreement; and

                  C. EVIDENCE OF AUTHORITY TO ENTER INTO LOAN DOCUMENTS. Evidence satisfactory to the bank that (i) each party to this agreement and any other loan document required by this agreement is authorized to enter into the transactions described by this agreement and the other loan documents, and (ii) the person signing on behalf of each part is authorized to do so.

2.2      CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT. Before any extension
         o credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, the finding of a Lease or otherwise, the following conditions shall have been satisfied:

         A. REPRESENTATIONS. The Representations contained in this agreement shall be true on and as of the date of the extension of credit;

         B. NO EVENT OF ACCELERATION. No event of acceleration shall have occurred and be continuing or would result from the extension of credit;

         C. CONTINUED SATISFACTION. The Bank shall have remained satisfied with the Borrower's managerial and financial status;

         D. ADDITIONAL APPROVALS, OPINIONS, AND DOCUMENTS. The Bank shall have received such other approvals, opinions, and documents as it may reasonably request.

3.0      FEES AND EXPENSES.

         4.1 FEES. Upon execution of this agreement, or as set forth below, the Borrower shall pay the Bank the following fees, all of which the Borrower acknowledges have been earned by the Bank:
                  $3,500.00 facility fee.

         4.2 OUT-OF-POCKET EXPENSES. The Borrower shall reimburse the Bank for its out-of-pocket expenses and reasonable attorney's fees (including the fees of in-house counsel) allocated to the Credit Facilities.

4.0.     SECURITY.

         4.1 Payment of the borrowings and all other obligations under the Credit Facilities shall be secured by a first security interest and/or real estate


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                  mortgage, as the case may be, covering the following property and all its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):

                  A. REAL ESTATE The real property, including improvements, located at Part of Lot 1 of North Hills Subdivision situated in the Township of Avon, Oakland County, Michigan. The Borrower shall deliver to the Bank an executed mortgage, consent of landlord and mortgage survey, all in form and substances satisfactory to the Bank.

         4.2 No forbearance or extension of time granted any subsequent owner of the Collateral shall release the Borrower form liability.

         4.3 ADDITIONAL COLLATERAL/SETOFF. To further secure payment of the borrowing and all other obligations under the Credit Facilities and all of the Borrower's other liabilities to the Bank, the Borrower grants to the Bank a continuing security interest in (i) all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity) and (ii) all balances of deposit accounts of the Borrower with the Bank. The Bank shall have the right at any time to apply its own debt or liability to the e Borrower, or to any other party liable for payment of the obligations under the Credit Facilities, in whole or partial payment of such obligations or other present or future liabilities, without any requirement of mutual maturity.

         4.4 CROSS LIEN. Any of the Borrower's other property in which the Bank has a security interest to secure payment of any other debt, whether absolute, contingent, direct or indirect, including the Borrower's guaranties of the debts of others, shall also security payment of and be part of the Collateral for the Credit Facilities.

5.0 GUARANTIES. Payment of the Borrower's obligations under the Credit Facilities shall be guaranteed by David A. McKinnon, by execution of the Bank's form of guaranty agreement. The liability of the guarantors, if more than one, shall be e joint and several.

6.0 SUBORDINATION. The Credit facilities shall be supported by the subordination of all debt owing form the Borrower to _______, including without limitation debt currently owing in the amount of $_________, in manner and by agreement satisfactory to the Bank.

7.0 AFFIRMATIVE COVENANTS. So long as any debt or obligation remains outstanding under the Credit Facilities, the Borrower, and each of its subsidiaries, if any, shall:

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         7.1      INSURANCE. Maintain insurance with financially sound and
                  reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as shall be in accordance with sound business and industry practices.

         7.2 EXISTENCE. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment.

         7.3 FINANCIAL RECORDS. Maintain proper books and records of account, in accordance with generally accepted accounting principles where applicable, and consistent with financial statements previously submitted to the Bank. The Bank retains the right to inspect the Collateral and business records related to it at such times and at such intervals as the Bank may reasonably require.

         7.4      NOTICE. Give prompt notice to the Bank of the occurrence of
                  (i) any Event of Acceleration, and (ii) any other development, financial or otherwise, which would affect the Borrower's business, properties or affairs in a materially adverse manner.

         7.5 COLLATERAL AUDITS. Permit the Ban or it agents to perform audits of the Collateral. The Borrower shall compensate the Bank for such audits in accordance with the Bank's schedule of fees as amended from time to time.

         7.6      MANAGEMENT.  Maintain David A. McKinnon as Chief Executive
                  Officer.


         7.7 FINANCIAL REPORTS. Furnish to Bank whatever information, books, and records the Bank may reasonably request, including at a minimum: If the Borrower has subsidiaries, all financial statements required will be provided on a consolidated and on a separate basis.

                  A. Within 45 days after and as of the end of each calendar year, the signed personal financial statement of Guarantor.

         7.8 ENVIRONMENTAL CERTIFICATE. Furnish to the Bank an Environmental Certificate on the Bank's form on and as of the date of this agreement and thereafter as required by the Environmental Certificate.


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8.       NEGATIVE COVENANTS.

         8.1 DEFINITIONS. As used in this agreement, the following terms shall have the following respective meanings:

                  A. "Debt Service" means for any period, principal and interest payments either paid or due during that period [on all debt of the Borrower] [on all debt of the Borrower to the Bank] [on all debt of the Borrower except Subordinated Debt].

                  B. "EBITDA" means for any period, net income plus to the extent deducted in determining net income, interest expense (including but not limited to imputed interest on capital leases), tax expense, depreciation, and amortization.

                  C. "Subordinated Debt" means debt subordinated to the Bank in manner and by agreement satisfactory to the Bank.

                  D. "Tangible Net Worth" means total assets less intangible assets, total liabilities, and all sums owing form stockholders, members, or partners, as the case may be, and from officers, managers, and directors. Intangible assets include goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expenses, and all other intangibles.

         8.2 Unless otherwise noted, the financial requirements set forth in this section shall be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

         8.3 Without the written consent of the Bank, so long as any debt or obligation remains outstanding under the Credit Facilities, the Borrower shall not: (where appropriate, covenants apply on a consolidated basis)

                  A. DIVIDENDS. Acquire or retire an o its shares of capital stock, or declare or pay dividends or make any other distributions upon any of its shares of capital stock or percentage ownership interests, except dividends payable in its capital stock and dividends payable to "Subchapter S" corporation shareholders and distributions payable to LLC members in amounts sufficient to pay the shareholders' or members' income tax obligations related to the Borrower's taxable income.

                  B. DEBT. Incur, or permit to remain outstanding, debt or borrowed money or installment obligations, except debt reflected in the latest


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                           financial statement of the Borrower furnished to the
                           Bank prior to execution o this agreement and not to be paid with proceeds of borrowings or leases under the Credit Facilities. For purposes of this covenant, the sale of an accounts receivable shall be deemed the incurring of debt for borrowed money.

                  C. GUARANTIES. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for the endorsement of drafts for deposit and collection in the ordinary course of business.

                  D. LIENS. Create or permit to exist an lien on an of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities; and liens for taxes being contested in good faith.

                  E. ADVANCES AND INVESTMENTS. Purchase or acquire any securities of, or make any loans or advances to, or investments in, an person, firm or corporation, except obligations of the United States Government, open market commercial paper rated one of the top two ratings by a rating agency of recognized standing, or certificates of deposit in insured financial institutions.

                  F. USE OF PROCEEDS. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of "purchasing or carrying any bargin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, the Borrower shall furnish to he Bank a completed Federal Reserve Board Form U-1.

                  G. FAILURE OF INITIAL PUBLIC OFFERING. Fail to raise necessary capital funds through an initial public offering before July 31, 1998, in an amount necessary to open subsidiary banks as outlined in application to the Financial Institutions Bureau of the State of Michigan. If sufficient funds are not raised, Guarantor agrees to pledge additional personal collateral in the form of residential real estate and/or marketable securities in an amount and type acceptable to the Bank.

         9.0 REPRESENTATIONS BY BORROWER. Each Borrower represents that (a) the execution and delivery of this agreement, the Notes, and Leases and the performance of the obligations they impose do not violate any law, conflict with any agreement by which the Borrower is bound, or require the


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                  consent or approval of any governmental authority or other third party; (b) this agreement, the Notes, and the Leases are valid and binding agreements, enforceable in accordance with their terms; and (c) all balance sheets, profit and loss statements, and other financial statement furnished to the Bank are accurate and fairly reflects the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type which financial condition has not changed materially and adversely since those dates. Each Borrower, if other than a natural person, further represents that: (a) it is duly organized, existing and in good standing under the laws of the jurisdiction under which it was organized; and (b) the execution and delivery of this agreement, the Notes, and the Leases and the performance of the obligations they impose (i) are within its power; (ii) have been duly authorized by all necessary action of its governing body; and (iii) do not contravene the terms of its articles of incorporation or organization, its bylaws, or any partnership, operating or other agreement governing its affairs.

         10.0     ACCELERATION.

                  10.1 EVENTS OF ACCELERATION. If any of the following events occurs, the Credit Facilities shall terminate and all borrowings and other obligations under them shall be due immediately, without notice, at the Bank's option, whether or not the Bank has made demand.

                           A. The Borrower or any guarantor of any of the Credit Facilities, the Notes or the Leases ("Guarantor") fails to pay when due any amount payable under the Credit Facilities or under any agreement or instrument evidencing debt to any creditor;

                           B. The Borrower or any Guarantor (a) fails to observe or perform any other term of this agreement, the Notes or the Leases; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than borrowings under the Credit Facilities) such that the creditor declares the debt due before its maturity;

                           C. There is a default under the terms of any loan agreement, mortgage, security agreement or any other document executed as part of the Credit Facilities, or any guaranty of the obligations under the Credit Facilities becomes

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                                    unenforceable in whole or in part, or any
                                    guarantor fails to promptly perform under its guaranty;

                           D. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefits Guaranty Corporation to terminate any employee benefit plan o the Borrower or any affiliate of the Borrower;

                           E. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due;

                           F. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receive or trustee for it or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation or similar laws of any jurisdiction;

                           G.       A custodian, receiver or trustee is
                                    appointed for the Borrower or any Guarantor or for a substantial part of its assets without its consent and is not removed within 60 days after such appointment;

                           H. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganizations, commencement;
                                    or the Borrower or Guarantor consents to the Commencement of such proceedings;

                           I. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy or garnishment is issued against any property of the Borrower or any Guarantor;;

                           J.       The Borrower or any Guarantor dies;

                           K. The Borrower or any Guarantor, without the Bank's written consent, (a) dissolved, (b) merges or consolidates with any third party,
                                    (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases or otherwise acquires a material part of the assets of any other corporation or business entity, except in the ordinary course of business, or (e) agrees to do any of the foregoing, (notwithstanding the foregoing, any subsidiary may merge or consolidate with any


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                                    other subsidiary, or with the Borrower, so
                                    long as the Borrower is the survivor);

                           L. The loan-to-value ratio of any pledged securities at any time exceeds _____% and such excess continues for five (5) days after notice from the Bank to the Borrower;

                           M. There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse; or

                           N. The Bank in good faith shall deem itself insecure.

                  10.2 REMEDIES. If the borrowings and all other obligations under the Credit Facilities are not paid at maturity, whether by demand, acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to he Bank for all reasonable costs and expenses of every kind incurred in the making or collection of the Credit Facilities, including, without limitation, reasonable attorney's fees and court costs (whether attributable to the Bank's in-house or outside counsel). These costs and expense shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceedings.

         11.0     MISCELLANEOUS.

                  11.1 Notice from one party to another relating to this agreement shall be deemed effective if made in writing including telecommunications) and delivered to the recipient's address, telex number or fax number set forth under its name below by any of the following means (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested (c) first c lass or express mail, postage prepaid, (d) Federal Express, or like overnight courier service or (e) fax, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to



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                           communication of that type. Notice made in accordance
                           with this section shall be deemed delivered upon receipt if delivered by hand or write transmission, 3 business days after mailing if mailed by first class, registered or certified mail, or one business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

                  11.2 No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

                  11.3 This agreement, the Notes, the Leases and any related loan documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this Agreement, the Notes or the Leases shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such invalidlty, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this Agreement, the Notes or the Leases in any other jurisdiction.

                  11.4 The Borrower, if more than one, shall be jointly and severally liable.

                  11.5 This agreement is delivered in the State of Michigan and governed by Michigan law. This agreement is binding on the Borrower and its successors, and shall inure to the benefit of the Bank ,its successors and assigns.

                  11.6 Section headings are for convenience of reference only and shall not affect the interpretation of this agreement.

         12.0 WAIVER OF JURY TRIAL. The Bank and the Borrower knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.


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Executed by the parties on:


NBD BANK                                        BORROWER:


Vice President                                  Chief Executive Officer



ADDRESS FOR NOTICES:                            ADDRESSES FOR NOTICES:


611 Woodward Avenue, MS 8077                    12900 Hall Road, Ste. 395
Detroit, MI 48226                               Sterling Heights, MI 48313